Exhibit 10.5

 CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

by and between

CIPHER PHARMACEUTICALS INC.

and

EDESA BIOTECH INC.

June 15, 2016

i

TABLE OF CONTENTS
(Continued)

9.1 Nondisclosure Obligation	16
9.2 Publicity; Use of Names	18
ARTICLE 10 REPRESENTATIONS AND WARRANTIES	19
10.1 Representations and Warranties of Cipher.	19
10.2 Representations and Warranties and Covenants of Licensee	20
10.3 Representations and Covenants of Both Parties	20
10.4 No Other Representations or Warranties	20
ARTICLE 11 INDEMNIFICATION	21
11.1 General Indemnity By Licensee	21
11.2 General Indemnity By Cipher.	21
11.3 Defined Indemnification Terms	21
11.4 Defense	21
11.5 Settlement.	22
11.6 Notice	22
11.7 Permission by Indemnifying Party	22
11.8 Limitation of Liability	22
11.9 Insurance	22
ARTICLE 12 INVENTIONS; PATENT PROVISIONS	23
12.1 Ownership of Intellectual Property	23
12.2 Improvements	23
12.3 Enforcement.	23
12.4 Defense	24
ARTICLE 13 TERM AND TERMINATION	25
13.1 Term and Expiration	25
13.2 Termination for Cause	25
13.3 Termination Without Cause	26
13.4 Effect of Termination	26
13.5 Survival.	27
ARTICLE 14 MISCELLANEOUS	27
14.1 Force Majeure	27
14.2 Assignment.	27
14.3 Severability	27
14.4 Notices	27
14.5 Applicable Law and Litigation	28
14.6 Entire Agreement; Amendments	28
14.7 Independent Contractors	29
14.8 Waiver.	29

ii

TABLE OF CONTENTS
(Continued)

14.9 Cumulative Remedies	29
14.10 Waiver of Rule of Construction	29
14.11 Counterparts	29
14.12 Further Assurances	29
14.13 Construction	29
14.14 Currency	30
14.15 Use of Third Parties	30
14.16 Dispute Resolutions	30
14.17 Statute of Limitations	32
14.18 Injunctive and Other Interim Relief	32
14.19 Time of the Essence	32
14.20 Execution in Counterparts; Facsimile Signatures	32
14.20 Performance by Affiliates	32

iii

EXCLUSIVE LICENSE AGREEMENT

This Agreement (the "Agreement"), effective as of June 15, 2016 (the "Effective Date"), is entered into by and between Cipher Pharmaceuticals Inc., an Ontario corporation with its principal office at 2345 Argentia Road, Suite 100A, Mississauga, Ontario, L5N 8K4 ("Cipher"), and Edesa Biotech Inc., an Ontario corporation with its principal office at 100 Spy Court, Markham, Ontario, L3R 5H6 ("Licensee"). Cipher and Licensee may be referred to herein individually as a "Party" or collectively as the "Parties". Reference to a Paity shall be deemed to include that Party's Affiliates.

RECITALS:

A.
Cipher owns Cipher IP relating to ASF-1096 (Levo-salbutamol and/or R-salbutamol) as further described in Schedule "A".

B.
Licensee is a pharmaceutical company having expertise in the discovery, development, manufacturing and commercialization of innovative human pharmaceutical products.

C.
Licensee wishes to develop, manufacture, and commercialize a pharmaceutical product or products that may Cover Cipher IP.

D.
Licensee and Cipher desire to enter into an agreement under which Licensee would obtain exclusive rights to the Cipher IP for therapeutic, prophylactic and diagnostic applications of the Product in human and veterinary medicine for Anorectal Disorders (as defined below) (collectively, the "Field").

In consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1.
"Adverse Event" shall mean any undesirable medical occurrence in a patient or clinical investigation subject administered the Product and which does not necessarily have to have a causal relationship with the Product.

1.2.
"ADRC" has the meaning set forth in Section 14.16.

1.3.
"Affiliate" means with respect to any Party, any person or entity controlling, controlled by or under common control with such Party. For purposes of this Section 1.3, "control" shall mean: (a) in the case of a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity; and (b} in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.4.
"Anorectal Disorders" means any condition that affects the anal region, including but not limited to hemorrhoids, tears, fistulas and abscesses.

1.5.
"Arbitration Panel Finalization" has the meaning set forth in Section 14.16.

1.6.
"Biologics License Application" means the request for permission to introduce, or deliver for introduction a biologic product into interstate commerce.in the US, which request is filed with the FDA.

1.7.
"Calendar Quarter" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8.
"Calendar Year" means the respective periods of twelve (12) months commencing on January I and ending on December 31.

1.9.
"cGMP" means current good manufacturing practices as promulgated under the United States Federal Food, Drug, and Cosmetic Act, as amended, the Food and Drugs Act (Canada), and similar requirements of jurisdictions outside the United States and Canada applicable to manufacture of Clinical Materials or Product.

1.10.
"Cipher Data" has the meaning ascribed to it in Section 6.l(b).

1.11.
"Cipher Field" means the dermatological field and dermatological indications.

1.12.
"Cipher Indemnitee(s)" has the meaning ascribed to it in Section I I. I.

1.13.
"Cipher IP" means Cipher Licensed Patents and Cipher Licensed Know-How.

1.14.
"Cipher Licensed Know-How" means all information and Know-How owned or Controlled by Cipher as of the Effective Date or at any time during the Term, that is necessary or useful for Licensee to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement. Such Cipher Licensed Know-How shall include, in particular, all pre-clinical data, clinical data, formulation data (including batch records), chemistry, manufacturing and controls data and regulatory data including the Dossiers.

1.15.
"Cipher Licensed Patents" means all:

(a)
Patent rights owned by Cipher as of the Effective Date or at any time during the Term as further described in Schedule "A", including the Patent rights that, from time to time, the Parties identify as, and agree in writing are, Cipher Licensed Patents;

(b)
continuations, divisionals, renewals, continuations-in-part, and Patents of addition claiming priority to the Cipher Licensed Patents described in the foregoing subsection (a),

(c)
restorations, extensions, supplementary protection certificates, reissues and re-examinations of the Cipher Licensed Patents described in the foregoing subsections (a) and (b),

and foreign equivalents of the Cipher Licensed Patents described in the foregoing subsections (a), (b) and (c).

(NaN.
"Claimant" has the meaning set forth in Section 14.16.

1.17.
"Clinical Material(s)" means the Product formulated in accordance with the Specifications and applicable Canadian, United States and/or foreign laws, rules and regulations: (a) for preclinical activities; and (b) for administration to subjects in clinical trials.

1.18.
"Clinical Trial(s)" means all pre-clinical trials and activities, clinical trials and toxicology studies, in each with respect to the Product in the Field.

1.19.
"Commercialization" or "Commercialize" means ac11v1t1es undertaken after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sales force recruitment, pricing determination, sale, use and distribution (including importation and exportation) of a pharmaceutical product and post-launch medical activities, including without limitation: (a) manufacturing and distribution for commercial sale, (b) strategic marketing, sales force detailing, advertising, and market and product support; (c) medical education and liaison; (d) all customer support and product distribution, invoicing and sales activities; (e) all post-approval regulatory activities, including those necessary to maintain Regulatory Approvals; (f) target product profile, pricing, formulary and reimbursement related activities including pricing and reimbursement approvals; and (g) organizing formulary access and drug distribution.

1.20.
"Confidential Information" has the meaning set forth in Section 9.1.

1.21.
"Control," "Controls" or "Controlled by" means (except as used in Section 1.3), with respect to any item of or right under Patents or Know-How, the ability of a Party (whether through ownership or license, other than pursuant to this Agreement) to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.22.
"Cover" or "Covered" means, with respect to Patents subject to this Agreement, in the absence of a license to an unexpired, valid claim thereof, the research, development, manufacture, use, sale, offer for sale, or importation of the applicable invention, discovery, process, or product would infringe such a claim (or, in the case of a claim that has not yet issued, would infringe such a claim if it were to issue).

1.23.
"Demand for Arbitration" has the meaning set forth in Section 14.16.

1.24.
"Develop" or "Development" or "Developing" means research, discovery, process development, manufacturing for preclinical and clinical uses, preparation for drug reimbursement, preparation and initiation of medical education and liaison activities and preclinical and clinical drug or biological development activities, including, without limitation, test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, preclinical and clinical studies and regulatory affairs, approval and registration, in each case, of a Product for use in the Field.

1.25.
"Diligent Efforts" means those efforts and resources commonly associated with the commercially reasonable business practices and standards in the research-based pharmaceutical industry to research, develop, manufacture or commercialize (as appropriate) a product or compound of similar market potential at a similar stage in its product.

1.26.
"Dossiers" means any and all product registration and NDA applications, including all pre investigational new drug application consultations, and all supporting files, writings, data, studies, and reports, manufacturing information and clinical protocols and investigator information, in draft and compiled in final form and submitted to the competent local authorities for obtention of a product registration or NDA approval.

1.27.
"EMEA" means the European Medicines Evaluation Agency or any successor agency thereto.

1.28.
"FDA" means the United States Food and Drug Administration or any successor agency thereto.

1.29.
"Field" has the meaning ascribed to it in the recitals.

1.30.
"First Commercial Sale" means, with respect to the Product in the Field, the first sale to a Third Party for end use or consumption of the Product in the Field in a country in the Territory after Regulatory Approval of the Product in the Field has been granted by the Regulatory Authority of such country.

1.31.
"Good Clinical Practice" means the current good clinical practice applicable to the clinical Development of the Product under applicable law, to the extent such standards are not less stringent than the U.S. current good clinical practice, including the ICH guidelines.

1.32.
"Good Laboratory Practice" means the current good laboratory practice applicable to the Development of the Product under applicable law, to the extent such standards are not less stringent than the U.S. current good laboratory practice, including 21 C.F.R. Part 58.

1.33.
"ICH" means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.34.
"IFRS" means International Financial Reporting Standards as the same may be in effect from time to time.

1.35.
"IND" means an Investigational New Drug application in the United States, a Clinical Trial Application in Canada, or a foreign equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.36.
"Indication" means any separate and distinct disease (or stage of disease), disorder or medical condition in humans or non-human animals which a Product is intended to treat, prevent, diagnose, monitor or ameliorate and which, for a Product candidate, is intended to be reflected in the labeling for such Product as an approved indication, and which, for an approved Product, is reflected in the labeling for such Product.

1.37.
"Indemnifying Party" has the meaning ascribed to it in Section 11.3.

1.38.
"Indemnitee" has the meaning ascribed to it in Section 11.3.

1.39.
"Information" means any and all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information and data, in any tangible or intangible form, including all Know-How.

1.40.
"Know-How" means (a) any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data and (b) any proprietary biological, chemical or physical materials.

1.41.
"Knowledge" shall mean actual knowledge of any of the current officers of the Party.

1.42.
"Licensee Data" has the meaning ascribed to it in Section 6.l(b).

1.43.
"Licensee Indemnitee(s)" has the meaning ascribed to it in Section 11.2.

1.44.
"Licensee Licensed Know-How" means all Know-How (excluding any Patents) Controlled by Licensee as of the Effective Date or at any time during the Term, that is: (a) related to the Product (or a composition containing the Product, or the manufacturing or use of the Product); and (b) reasonably necessary for Cipher to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement, or to continue Development or Commercialization of the Product for use in the Cipher Field.

1.45.
"Licensee Licensed Patents" means any and all Patents owned by Licensee at any time during the Term, that are necessary or reasonably useful for Cipher to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement or to continue Development or Commercialization of the Product for use in the Cipher Field.

1.46.
"Licensee Trademarks" means any and all Trademarks Controlled by Licensee at any time during the Term that are registered for or apply to the Product.

1.47.
"NDA" or "New Drug Application" means an application submitted to FDA pursuant to 21 U.S.C. § 505(b) or a Canadian or foreign equivalent application or submission to a Regulatory Authority which contains complete details of the manufacture and testing of a new drug, for purposes of obtaining Regulatory Approval for such new drug in the applicable jurisdiction, for a particular Indication, and also includes a Biologics License Application.

1.48.
"Net Sales" means the gross amount invoiced by Licensee or its Affiliates to unrelated Third Parties (excluding any Sublicensee) for sales of the Product in the Field in the Territory, less:

(a)
Trade, quantity and cash discounts actually allowed or paid;

(b)
Commissions, discounts, refunds, rebates (including but not limited to wholesaler fees), chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c)
Actual Product returns and allowances;

(d)
Any sales, use, excise, value added taxes or similar taxes measured by the billing amount, when included in billing;

(e)
Any freight, postage, shipping, and insurance charges related to delivery of the Product from applicable warehouse all to the extent included in the third pa1ty invoices; and

(f)
custom, import and export duties actually paid.

Any refund or reimbursement of any of the foregoing amounts previously deducted from Net Sales shall be appropriately credited to Net Sales, or adjusted through allowances, upon receipt thereof.

For greater certainty "Net Sales" shall not include sales or transfers between members of the group comprised of Licensee, Sublicensees, and their Affiliates.

For greater certainty, provision of Product for the purpose of conducting Clinical Trials in order to obtain Regulatory Approvals shall not be deemed to be a sale.

Such amounts shall be determined from the books and records of Licensee or its Affiliates, as applicable, maintained in accordance with IFRS, consistently applied. Licensee further agrees that in determining such amounts, it will use Licensee's then current standard procedures and methodology, including Licensee's then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars, consistently applied.

1.49.
"Patent(s)" means: (a) all patents and patent applications in any country or supranational jurisdiction; and (b) any provisionals, substitutions, divisions, continuations, continuations in part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, of any such patents or patent applications.

1.50.
"Phase III Clinical Study" means a human clinical study to confirm with statistical significance the efficacy and safety of the Product in the Field performed to obtain Regulatory Approval for the Product in any country.

1.51.
"Product" means ASF-1096 (Levo-salbutamol and/or R-salbutamol) and any product that is Covered by Cipher Licensed Patents.

1.52.
"Regulatory Approval(s)" means all approvals or authorizations by Regulatory Authorities necessary to market and sell the Product in the Field in the applicable jurisdiction.

1.53.
"Regulatory Authority" means any applicable government regulatory authority involved in granting approvals for the conduct of clinical trials or the manufacturing, marketing, reimbursement or pricing of a Product in the Territory, including in the United States the FDA, and in Canada, Health Canada.

1.54.
"Respondent" has the meaning set faith in Section 14.16.

1.55.
"Specifications" means the Licensee's specifications for the Product.

1.56.
"Subcontractors" has the meaning set forth in Section 3.3.

1.57.
"Sublicensee" means a Third Party that is granted a sublicense under the licenses granted to a Party under this Agreement.

1.58.
"Sublicensing Fees" has the meaning set forth in Section 7.2.

1.59.
"Sublicensing Revenue" means the net amount of all revenues, royalties, receipts, and monies, including, without limitation, upfront payments, milestone payments, and license fees, earned or received by Licensee and its Affiliate(s) from Sublicensee(s) with respect to the Product.

1.60.
"Technology Transfer" has the meaning set forth in Article 4.

1.61.
"Term" has the meaning set forth in Section 13.1.

1.62.
"Territory" means the entire world.

1.63.
"Third Party" means an entity other than: (a) Licensee and its Affiliates; and (b) Cipher and its Affiliates.

1.64.
"Trademark(s)" means all granted trademarks and all trademark applications in any country or supranational jurisdiction and/or any other trademark used for the promotion, marketing, distribution, use and/or sale of Product.

1.65.
"United States" or "US" means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

ARTICLE 2
SCOPE AND GOVERNANCE

2.1.
General.

(a)
Scope. Pursuant to and subject to the terms of this Agreement: (a) Licensee will be responsible for the Development and Commercialization of the Product in the Territory in the Field with the goal of obtaining Regulatory Approval for the Product, as soon as commercially reasonable; (b) Licensee will have exclusive rights to Commercialize the Product as further set forth in Section 8.1 in exchange for royalty and other payments to be made to Cipher as described in Article 7; and (c) responsibility for manufacture of Clinical Materials and Product shall be as detailed in Article 4.

(b)
Guiding Principles. The committee set forth in this Article 2 shall perform its responsibilities under this Agreement based on the principles of good faith, prudence and good scientific and business judgment. The committee shall not have any power to amend, modify or waive compliance under this Agreement. Notwithstanding anything to the contrary in this Agreement, no decision by either Party, or any committee set forth in this Article 2, will be effective if such decision requires the other Party to breach any obligation under this Agreement or to perform any activities that are materially different or greater in scope than those provided for specifically under this Agreement.

2.2.
Joint Steering Committee.

(a)
Membership. The Parties hereby establish a Joint Steering Committee, or JSC, to coordinate and oversee activities of the Parties under this Agreement. The JSC shall consist of two (2) representatives from each Party although the JSC may change the size of the JSC from time to time by mutual consent of the members of the JSC. Each Party shall notify the other of its representatives to the JSC within thirty (30) days of the Effective Date. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC shall be chaired first by a representative of Licensee from the period from the Effective Date through July 1, 2017 and thereafter the chairperson position shall rotate annually on July 1, with Cipher to appoint the chairperson for the second annual term, and so forth thereafter. The chairperson shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. Each Party may replace any of its appointed JSC representatives, including a chairperson, at any time upon five (5) days' prior written notice to the other Party.

(b)
Responsibilities. The responsibilities of the JSC shall be:

(i)
to provide a vehicle by which the Parties may provide to each other information regarding the Development of the Product in their respective Field;

(ii)
to provide a vehicle by which Licensee and Cipher can share and discuss the data, results and intellectual property generated by, on behalf of or under the direction of, Cipher, Licensee or their respective Affiliates with respect to the Product and by which Licensee and Cipher can provide input regarding the Parties' intellectual property strategies in respect of the Product;

(iii)
to facilitate the exchange of Information between the Parties with respect to the Development activities hereunder and to establish procedures for the efficient sharing of Information necessary for the Parties to fulfill their respective responsibilities with respect to the Development of the Product hereunder;

(iv)
to discuss collaborative approaches to ensure commercial viability of the Product both within and outside of the Field;

(v)
to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

2.3.
JSC Meetings.

JSC meetings shall be held quarterly, or on any other schedule agreed upon by the Parties. With the consent of the representatives of each Party serving on the JSC, other representatives of each Party may attend meetings as non-voting observers (provided such non-voting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). A JSC meeting may be held by audio, video or other electronic means with the consent of each Party, but at least one meeting per year shall be held in person. Each Party shall be responsible for all of its own expenses of participating in the JSC meetings.

ARTICLE 3
PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

3.1.
Overview.

From and after the Effective Date, Licensee shall have full responsibility and authority, at its sole cost and expense, for the conduct of all Clinical Trials and for the Development and Commercialization of the Product in the Field in the Territory. Responsibility for regulatory matters will be as set forth in Article 6.

3.2.
Conduct of Development and Commercialization.

Licensee shall use Diligent Efforts to Develop and Commercialize the Product in the Field in the Territory, in compliance with the terms and conditions of this Agreement and with a goal to maximize profits from Net Sales of the Product in the Field in the Territory. As between Licensee and Cipher, Licensee shall have the sole right and obligation to determine all pricing of the Product in the Field. In addition, each Party and any Affiliate(s), contractor(s) or Sublicensee(s) performing activities in connection with the Development and Commercialization of the Product shall comply with: (i) all applicable Good Laboratory Practices, Good Clinical Practices and applicable cGMP requirements; and (ii) all applicable laws and regulations. Licensee shall report to the JSC at each JSC meeting as to the status of Development and Commercialization of the Product in the Field.

Without limiting the foregoing:

(a)
Licensee shall, at its own cost, use Diligent Efforts to complete a proof of concept study with respect to the Product in the Field;

(b)
Development and Commercialization of the Product in the Field shall be carried out by Licensee so as to not actively unreasonably hinder, impede or impair the Commercialization of the Product for use in the Cipher Field by Cipher, its Affiliates or Third Parties contracting with Cipher. The Parties agree that any pricing decisions by Licensee for Product in the Field shall not constitute an active unreasonable hindrance, impediment, or impairment of the Commercialization of the Product for use in the Cipher Field by Cipher, its Affiliates or Third Parties contracting with Cipher. Except as otherwise stated in this paragraph, any dispute associated with or related to the determination of whether Development and/or Commercialization of the Product by Licensee in the Field actively hinders, impedes or impairs Commercialization of the Product for use in the Cipher Field by Cipher, its Affiliates or Third Parties contracting with Cipher shall be addressed in accordance with Section 14.15; and

(c)
Licensee shall not apply to register and/or use in connection with the Development and Commercialization of Product any Trademarks owned by Cipher.

3.3.
Rights to Engage Subcontractors.

Except as set forth below, Licensee shall have the right to engage Third Party contractors to perform any of its activities or obligations hereunder, provided that Licensee shall be responsible for ensuring that, prior to any such engagement, any subcontractors are subject to written agreements containing terms and conditions: (i) consistent with the relevant terms and conditions of this Agreement protecting the rights of Cipher under this Agreement including imposing obligations of confidentiality on each such subcontractor; (ii) that vests ownership of any and all inventions developed by such subcontractor that is Covered by the Products in the course of performing such subcontracted work in Licensee; and (iii) that does not impose any payment obligations or liability on Cipher without the prior written consent of Cipher, (such subcontractor, a "Subcontractor").

ARTICLE 4
MANUFACTURE AND SUPPLY

The Parties will negotiate, in good faith, determining which Party or Third Party will manufacture and supply Product and Clinical Materials to Licensee. If the Parties determine that Cipher is not responsible for the manufacture and supply of Product for Licensee, Cipher shall provide to the manufacturer access to all Product Information, manufacturing Know-How, and any and all original processes, records, and any other Information reasonably necessary to have the Product and Clinical Materials manufactured in accordance with the applicable Specifications ("Technology Transfer"), provided that such manufacturer agrees to keep any Confidential Information confidential in accordance with the provisions set out in this Agreement. In the event the Parties agree that Cipher will be responsible for the manufacture and supply of Product and Clinical Materials to Licensee, the Parties shall negotiate the terms and conditions (including as to pricing) of a manufacturing agreement pursuant to which Cipher shall manufacture and supply Product or Clinical Materials for Licensee.

ARTICLE 5
RECORDS

Each Party shall maintain appropriate records of: (a) all significant Development, manufacturing and Commercialization events and activities conducted by it or on its behalf related to the Product; and (b) all significant Information generated by it or on its behalf in connection with research and Development of Products under this Agreement, in each case in accordance with such Party's usual documentation and record retention practices. Such records shall be in sufficient detail to properly reflect, in good scientific manner, all significant work done and results of studies and trials undertaken, and further shall be at a level of detail appropriate for patent and regulatory purposes. If reasonably necessary for a Party to perform its work under this Agreement or to exercise its rights under this Agreement, that Party may request that, and the other Party shall provide within a reasonable time frame, such information and data regarding its activities hereunder as is reasonably available and reasonably related to the activities under this Agreement. Neither Party is required to generate additional data or prepare additional reports to comply with the foregoing obligation. All such repo1ts, Information and data provided shall be subject to the provisions of Article 9.

ARTICLE 6
REGULATORY

6.1.
Regulatory Obligations.

(a)
Licensee shall be responsible for and shall have the sole right to control, all regulatory activities and strategy associated with IND, NDA and all other regulatory submissions, all Regulatory Approvals, and the maintenance of such submissions and Regulatory Approvals, in each case with respect to the Product in the Field, including communicating and preparing and filing all reports including all INDs and NDAs with the applicable Regulatory Authorities. Cipher shall cooperate with Licensee as requested in preparing and filing all such reports, and Cipher shall provide Licensee with all available information, including regulatory, technical and clinical data concerning the Product, and any Dossiers related to the Product, to enable Licensee to prepare and file such reports. Licensee shall pay all governmental fees associated with obtaining and maintaining any and all Regulatory Approvals including any establishment license fees of Licensee or Third Parties which must be paid with respect to facilities used in the manufacture of the Product by or on behalf of Licensee in the Field.

(b)
Cipher shall have the right to access and use in a timely manner any and all data and results related to the Product that is generated by, on behalf of or under the direction of, Licensee or its Affiliates with respect to the Product (including all data or results contained or referenced in Licensee's submissions or applications for Regulatory Approvals with respect to the Product, including all reports, correspondence and conversation logs) (the "Licensee Data"), for the purpose of Development and Commercialization of the Product in the Cipher Field, and Cipher may cross reference all such data in Cipher's submissions or applications for Regulatory Approvals.

(c)
Licensee shall have access and the right to use, in a timely manner any and all data and results related to the Product that is generated by, on behalf of or under the direction of, Cipher or its Affiliates with respect to the Product (including all data or results contained or referenced in Cipher's submissions or applications for Regulatory Approvals with respect to the Product, including without limitation, all reports, correspondence and conversation logs) (the "Cipher Data"), for the purpose of Development and Commercialization of the Product within the Field, and Licensee may cross reference all such data in Licensee's submissions or applications for Regulatory Approvals.

(d)
As between the Parties, and excluding any Cipher Data, Licensee shall own all right, title and interest in Licensee Data. As between the Parties, and excluding any Licensee Data, Cipher shall own all right, title and interest in Cipher Data.

6.2.
Safety Reporting.

(a)
Adverse Event Procedures. Licensee shall be responsible for all regulatory activities including: (i) management and monitoring of safety and Adverse Event/experience information for the Product in the Field; (ii) regulatory reporting; (iii) managing the global safety data base; and (iv) reviewing and approving of safety information for inclusion in the Product label in the Territory, in each case with respect to the Product in the Field.

(b)
Safety Agreement. Representatives of each Party from the affected areas will begin meeting as soon as possible but no later than sixty (60) days after the Effective Date of this Agreement and will work in good faith together to develop a Safety Agreement within an agreed reasonable time to describe safety data transfers, and Adverse Event handling and reporting to Regulatory Authorities, which shall include timely reporting to the other Party of Adverse Events and access to any relevant safety data by each Party.

(c)
Third Parties. Each Party agrees that if it contracts with a Third Party for clinical research to be performed by such Third Party relating to the Product, that Party agrees to require such Third Party to report to the contracting Party the information set forth above.

6.3.
Recalls.

Licensee shall be responsible for any recall decision and the conduct of any recall in respect of the Product in the Field, including the costs and expenses thereof. If Licensee recalls, detains or retains such Product (voluntarily, or by order of a Regulatory Authority), Cipher shall reasonably cooperate in such actions, at Licensee's sole expense. Cipher shall be responsible for any recall decision and the conduct of any recall in respect of the Product in the Cipher Field, including the costs and expenses thereof. If Cipher recalls, detains or retains such Product (voluntarily, by order of a Regulatory Authority), Licensee shall reasonably cooperate in such actions, at Cipher's sole expense

6.4.
Pricing and Reimbursement.

Licensee shall be solely responsible for setting the price for Product in the Field to be sold by Licensee, and shall do so without discussion or consultation with Cipher. Cipher may provide to Licensee, in writing, suggested resale prices or price ranges and any lawfully derived market studies or data, provided, however, that no such data is obtained from another Cipher collaborator and, provided, further, however, that Licensee shall determine its selling price in its sole discretion without discussion or consultation with Cipher regarding such suggested prices, price levels, market studies or data. Cipher shall be solely responsible for setting the price for Product in the Cipher Field to be sold by Cipher, and shall do so without discussion or consultation with Licensee. Licensee may provide to Cipher, in writing, any lawfully derived market studies or data, provided, however, that Cipher shall determine its selling price in its sole discretion without discussion or consultation with Licensee regarding such market studies or data. The foregoing shall not apply with regard to Product to be sold from one Party to the other, which price shall be established by agreement.

ARTICLE 7
PAYMENTS

7.1.
Milestone Payments.

Licensee shall immediately notify Cipher of the achievement of any of the following development and commercial milestones, all for the Product in the Field. Licensee shall pay to Cipher the milestone payments listed below which shall be non-refundable and non-creditable and are due and payable within thirty (30) days of the receipt by Licensee of an invoice for payment from Cipher:

Upon enrollment of the first study subject in a Phase III Clinical Study	[ ]
Upon receipt of Regulatory Approval from the FDA	[ ]
First Commercial Sale	[ ]
First occurrence of $[ ] million in aggregate Net Sales in a Calendar Year in those countries in which the Licensee directly Commercializes	[ ]
First occurrence of $[ ] million in aggregate Net Sales in a Calendar Year in those countries in which the Licensee directly Commercializes	[ ]
First occurrence of $[ ] million in aggregate Net Sales in a Calendar Year in those countries in which the Licensee directly Commercialize	[ ]

Upon the first occurrence of each $[  ] million incremental increase in aggregate Net Sales in a Calendar Year beyond $[  ] million in countries in which the Licensee directly Commercializes, Licensee shall pay Cipher a milestone payment equivalent to [  ]% of the value of the aggregate Net Sales in such Calendar Year. For example, upon the first occurrence of aggregate Net Sales in a Calendar Year reaching $[  ] million, Licensee shall pay Cipher $[  ] million.

7.2.
Product Royalties.

Licensee shall pay to Cipher a royalty of [  ]% of Net Sales of the Product in the Field in the countries in the Territory where it directly Commercializes the Product. Licensee shall pay to Cipher an amount equal to [  ]% of Sublicensing Revenue received by Licensee and its Affiliates ("Sublicensing Fees") in the countries in the Territory where it does not directly Commercialize the Product.

7.3.
Royalty Stacking.

The parties recognize and agree that, in order to Develop and Commercialize the Product in the Field, it may be necessary for Licensee and/or its Sublicensees to make use of and/or incorporate multiple elements of intellectual property from multiple sources. Licensee and/or its Sublicensees will determine, in their sole judgment, which elements of intellectual property are necessary and/or desirable for the Development and/or Commercialization of the Product. Royalty payments or license fees to third parties may occur if intellectual property owned by a third party is required or desirable for the Commercialization of the Product in the Field and Territory. All types of payments to third parties that Licensee and/or its Sublicensees have determined and/or may determine are necessary or desirable to obtain licenses or other rights to use or incorporate intellectual property or products other than the Products in the Field and Territory, will be creditable against royalties otherwise owed to Cipher hereunder, provided that such payments must have been made in good faith. Notwithstanding the foregoing, at no point shall Cipher's [  ]% royalty on Net Sales, nor Cipher's [  ]% share of the Sublicensing Revenue be reduced by more than [  ]% due to payments to third parties in respect of other licenses required to Develop and Commercialize the Product in the Field in the Territory.

7.4.
Reports; Payment of Royalty.

(a)
During the Term, following the First Commercial Sale of the Product, Licensee shall furnish to Cipher a quarterly written report for the Calendar Quarter showing: (i) the Net Sales of the Product in the Field in countries in which the Licensee directly commercializes as well as on a country-by-country basis (in countries in which the Licensee directly commercializes) during the reporting period and the royalties payable under this Agreement in respect thereof; and (ii) Sublicensing Revenues during the reporting period and the Sublicensing Fees payable under this Agreement in respect thereof on a country by-country basis.

(b)
Reports shall be due on the thirtieth (30th) day following the close of each Calendar Quarter. Royalties and Sublicensing Fees shown to have accrued by each royalty report shall be due and payable in accordance with Section 7.1. Licensee shall keep complete and accurate records in sufficient detail to enable the royalties and Sublicensing Fees payable hereunder to be determined. The quarterly written reports contemplated by this Section 7.3 shall include, at a minimum, the total sales units showing the number of doses sold and Net Sales on a country-by-country basis, where available, as well as a breakdown of all Sublicensing Revenues (broken down by upfront, milestone, royalty, license and other payments) on a country-by-country basis. For each country, the total gross sales, all deductions (broken down separately by each of the categories set out in clauses (a) to (f) of the definition of "Net Sales" and separately setting forth any adjustments thereto due to refunds or reimbursements of deducted amounts) and total Net Sales of Product for the quarter shall also be provided.

7.5.
Audits.

(a)
Licensee will keep and maintain (and to the extent applicable, will cause its Affiliates, and their respective sub-licensees, distributors, assignees and transferees to keep and maintain) proper and complete records and books of account in such form and detail as is necessary for the determination of the amounts payable by Licensee (on behalf of itself and its Affiliates and their respective sub-licensees, distributors, assignees and transferees) to Cipher under this Agreement and for the purposes of this Agreement.

(b)
Upon the written request of Cipher and not more than once in each Calendar Year, Licensee shall permit an independent certified public accounting firm of nationally recognized standing (that has been retained on an hourly or flat fee basis and receives no contingency fee or other bounty or bonus fee) selected by Cipher and reasonably acceptable to Licensee, at Cipher's expense, to have access during normal business hours to such of the records of Licensee as may be reasonably necessary solely to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request. This right to audit shall remain in effect throughout the life of this Agreement and for a period of thirty-six (36) months after the termination of this Agreement.

(c)
Cipher shall share the accounting firm's written report with Licensee within five (5) days of its receipt by Cipher. If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Cipher delivers to Licensee such accounting firm's written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Cipher unless the underpayment exceeded the greater of: A) ten percent (10%) of the amount owed by Licensee to Cipher for such Calendar Year; or BJ $25,000.00, in which case, Licensee shall pay to Cipher the reasonable fees charged by such accounting firm, which fees shall not exceed $40,000 CAD. Licensee shall pay interest on the amounts owed to Cipher, said interest shall be calculated as being 2% greater than the U.S. commercial prime rate as published by the Wall Street Journal on the date of the first discrepancy identified in the audit, and shall accrue from the date payments should have been made.

(d)
Licensee shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Licensee, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by an independent certified public accountant selected by Licensee to the same extent required of Licensee under this Agreement.

(e)
Cipher shall treat all financial information subject to review in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

7.6.
Payment Exchange Rate.

All payments to be made by one Party to the other under this Agreement shall be made in United States dollars by bank wire transfer in immediately available funds to a bank account designated in writing by the Party receiving the payment. In the case of sales outside the United States, royalty payments by Licensee to Cipher shall be converted to United States Dollars in accordance with the following: the rate of currency conversion shall be calculated using a simple average of mid-month and month-end rates as provided by the spot rate as published by The Wall Street Journal, New York City Edition for such accounting period.

7.7.
Tax Withholding.

The Parties will withhold taxes with respect to payments under this Agreement under applicable law. Each Party will provide documentation to the other Party as evidence of the accuracy and payment of any such withholding tax, as applicable.

7.8.
Late Payments.

The paying Party shall pay interest to the receiving Party on the aggregate amount of any undisputed invoices that are not paid on or before the date the payment of such invoices are due under this Agreement at a rate per annum equal to the lesser of one percent (I%) per month or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date payment of such invoices is due and compounded monthly.

ARTICLE 8
LICENSES; EXCLUSIVITY

8.1.
License to Licensee.

(a)
Exclusive License and Sublicenses. Subject to the terms and conditions of this Agreement, Cipher hereby grants to Licensee and its Affiliates an exclusive (except with respect any rights retained by Cipher under Section 8.l(b)), royalty-bearing license in the Territory in the Field, with the right to grant sublicenses, under the Cipher IP and the Cipher Data, as necessary for the Development and Commercialization of the Product in the Field.

(b)
Cipher Retained Rights. Notwithstanding the rights granted to Licensee in Section 8. l(a), Cipher retains the following: (i) the right to manufacture or have manufactured Product or Clinical Materials for use pursuant to this Agreement as provided in and in accordance with Article 4;and (ii) the right to Develop or Commercialize or conduct any other activities involving the Product in the Cipher Field.

8.2.
Sublicensing.

Licensee shall have the right to grant Sublicenses under the Cipher IP to Sublicensees on terms that are consistent with those granted to Licensee pursuant to this Agreement.

8.3.
License to Cipher.

(a)
Licensee hereby grants Cipher an exclusive, royalty-free license, with the right to grant sublicenses to Third Parties in accordance with this Section 8.3(b), under the Licensee Licensed Patents, Licensee Licensed Know-How and Licensee Data solely (i) to manufacture Clinical Materials or the Product to the extent contemplated by Article 4, and (ii) to make or Develop, manufacture or Commercialize Products in the Cipher Field as contemplated by Section 8.l(b) of this Agreement.

(b)
Cipher shall only have the right to grant a sublicense to a Third Party pursuant to Section 8.3(a) if (i) Cipher has provided Licensee with reasonable written notice prior to granting any such sublicense to a Third Party and such written notice identifies the applicable Sublicensee; and (ii) Cipher causes each Sublicensee to enter into an agreement with Cipher. Each sublicense agreement shall (1) be in writing; (2) be subject to and consistent with, the terms of this Agreement; (3) preclude assignment of such sublicense agreement and sublicensing of the licenses granted under such sublicense agreement to any Third Parties without Licensee's prior written consent, such consent not to be unreasonably withheld or delayed (4) terminate upon the termination of this Agreement in accordance with the terms hereof, and (5) include Licensee as an intended third party beneficiary with the right to enforce the terms of such sublicense agreement.

8.4.
No Implied Licenses.

Except as explicitly set forth in this Agreement, neither Party nor its Affiliates grants any license, express or implied, under its intellectual property rights to the other Party. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not and shall not be construed to confer any rights upon either Party or its Affiliates by implication, estoppel, or otherwise as to any of the other Party's or its Affiliates' intellectual property, except as otherwise expressly set forth herein.

8.5.
Registration and Recordation of License.

If this Agreement or any license herein granted is required to be registered with or reported to a national or supranational agency of any country in which Licensee would do business, Licensee shall, at its expense, undertake such registration or report, and provide prompt notice and appropriate verification of the act or registration, report or any agency ruling resulting from such registration to Cipher. Any formal recordation of this Agreement or any license herein granted which is required by the law of any country, as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, shall be carried out by Licensee at its expense, and appropriately verified proof of such recordation shall be promptly provided to Cipher.

8.6.
Non-Compete.

Licensee agrees that neither it nor any of its Affiliates shall, at any time during the Term, Develop or Commercialize the Product for use in the Cipher Field, nor will Licensee Develop or Commercialize any product that could act as a substitute for the Product in the Cipher Field. Cipher agrees that neither it nor any of its Affiliates shall, at any time during the Term, Develop or Commercialize the Product in the Field nor will Cipher Develop or Commercialize any product that could act as a substitute for the Product in the Field. The Parties agree that the Development and Commercialization of the Product by Cipher in the Cipher Field and the Development and Commercialization of the Product by Licensee in the Field are in compliance with this Section 8.6.

ARTICLE 9
CONFIDENTIALITY; PUBLICATION

9.1.
Nondisclosure Obligation.

(a)
Except as provided in this Section 9.1, all Information and any other confidential or proprietary information disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates hereunder in connection with this Agreement, whether disclosed or provided prior to or after the Effective Date and whether provided orally, visually, electronically or in writing, shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, until ten (10) years following the Term of this Agreement, except to the extent that such Information:

(i)
is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party's business records;

(ii)
is or becomes part of the public domain through no fault of the receiving Party;

(iii)
is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv)
is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party's business records.

All information disclosed by one Party to the other hereunder, other than described in Subsections (i) through (iv) above, is hereinafter referred to as "Confidential Information".

(b)
Each Party may disclose Confidential Information of the other Party, without such other Party's prior written consent, to its Affiliates' directors, employees, agents, consultants, Sublicensees, suppliers, and other persons or entities who:

(i)
need to know such Confidential Information to assist the Party in fulfilling its obligations hereunder;

(ii)
need to know such Confidential Information to assist Cipher or Licensee, as the case may be, in the Development or Commercialization of the Product for use in the Cipher Field or the Field, respectively; and

(iii)
are bound by written confidentiality and non-use obligations consistent with those the Party uses to protect its own Confidential Information.

(c)
Each Party shall promptly disclose to the other Party the nature and scope of any breach of this provision by it, or its Affiliates, directors, officers, employees, agents, consultants, Sublicensees, suppliers, or other persons or entities permitted hereunder and the steps taken to contain and address the breach.

(d)
Each Party may also disclose the Confidential Information of the other Party, without such other Party's prior written consent, to any person, entity, or government or regulatory authority to the extent that the law requires such disclosure, including filings pursuant to applicable securities or tax laws and regulations. The Party disclosing such Confidential Information shall take such actions as are reasonable to preserve the confidentiality of such Confidential Information, such as requesting confidential treatment. In addition, it may also disclose the other Party's Confidential Information, without the other Party's prior written consent, to any person, entity, or government or Regulatory Authority to the extent that such disclosure is necessary for obtaining, maintaining, or amending any Regulatory Approvals or satisfying any other regulatory obligation regarding the Product. Each party may also disclose the Confidential Information of the other Party, without such other Party's prior written consent, pursuant to an order of a Regulatory Authority or court of competent jurisdiction, provided that it: (i) promptly notifies the other Party of the required disclosure in order to provide such Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the other Party in pursuing such action; and (ii) shall only disclose the Confidential Information to the minimum extent required by law.

9.2.
Publicity; Use of Names.

(a)
The Parties shall issue a mutually acceptable press release announcing the execution of this Agreement. A Party may issue any subsequent press release relating to this Agreement or activities conducted hereunder upon prior written approval of the other Party, such approval not to be unreasonably withheld or delayed; provided, however, that no approval of the other Party shall be required if a subsequent press release solely discloses the information that: (1) a milestone under this Agreement has been achieved and/or any payments associated therewith have been received; (2) the filing and/or approval of the NDA with the FDA or the EMEA generally has occurred (provided, however, that specific dates of filing shall not be disclosed); (3) commercial launch of the Product in any country or any information that has previously been approved and disclosed as permitted by this Section 9.2. In the case of items (1)-(3) of the preceding sentence, the disclosing Party shall provide the other Party a copy of such proposed disclosures prior to the proposed release and consider in good faith any comments the other Party may make, where practicable, and in light of any reporting obligations of such disclosing Party under applicable laws, rules or regulations, including without limitation, applicable securities law. Except as otherwise provided in this Section 9.2(a), neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(b)
Notwithstanding the terms of this Article 9, either Party shall be permitted to disclose the existence and terms of this Agreement, to the extent required, in the reasonable opinion of such Party's legal counsel, to comply with applicable laws, rules or regulations, including without limitation the rules and regulations promulgated by securities law regulatory agencies or any other governmental agency. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 9.2(b), the Parties shall consult with one another on the terms of this Agreement for which confidential treatment will be sought in making any such disclosure. If a Party wishes to disclose this Agreement or any of the terms hereof in accordance with this Section 9.2(b), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such terms as may be reasonably requested by the other Party, provided that the disclosing Party shall always be entitled to comply with legal requirements.

(c)
Either Party may also disclose the existence and terms of this Agreement to its legal counsel, investment bankers, accountants and advisors, and to potential Sublicensees, Third Party contractors, investors, lenders or acquirers, and their legal counsel, investment bankers, accountants and advisors, in each case under an agreement or in the case of legal counsel, a professional obligation, to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially similar to the terms contained in this Agreement and to use such Confidential Information solely for the purpose permitted pursuant to this Section 9.2(c).

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1.
Representations and Warranties of Cipher.

Cipher represents and warrants to Licensee that as of the Effective Date:

(a)
To Cipher's knowledge of Cipher, Schedule "A" is a true and complete list of all of the Cipher Licensed Patents existing in the Territory and that it owns or controls all right, title and interest in and to the Cipher Licensed Patents and to the Cipher Licensed Know-How;

(b)
it has the full right, power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to grant the licenses granted under Section 8.1, and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any material contractual obligation or court or administrative order by which Cipher is bound;

(c)
to the knowledge of Cipher, there are no legal claims, judgments or settlements against or owed by Cipher or pending legal claims or litigation, in each case relating to the Product, the Cipher Licensed Patents or the Cipher Licensed Know-How;

(d)
subject to Section 14.11, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by Cipher as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

(e)
it Controls the right, title and interest in and to the Cipher Licensed Patents and the Cipher Licensed Know-How, and has the right to grant to Licensee the licenses that it purports to grant hereunder and has not granted any Third Party rights that would interfere or be inconsistent with Licensee's rights hereunder;

(f)
it is not aware of any other Patents, Know How or other intellectual property right Controlled by Cipher or its Affiliates, other than that which is licensed hereunder to Licensee, which the Development, manufacture, use and/or Commercialization of the Product as contemplated hereunder would infringe;

(g)
it is not aware of any other Patents, Know How or other intellectual property right which the Development, manufacture, use and/or Commercialization of the Product as contemplated hereunder would infringe;

(h)
to the knowledge of Cipher, there is no action, suit, inquiry, investigation or other proceeding threatened, pending or ongoing brought by any Third Party that alleges the use of the Cipher Licensed Patents, Cipher Licensed Know-How or the Development, manufacture, Commercialization and/or use of the Product would infringe or misappropriate the intellectual property or intellectual property rights of any Third Party (and it has not received any notice alleging such an infringement or misappropriation). In the event that Cipher becomes aware of any such action or proceeding, it shall promptly notify Licensee in writing;

(i)
to the knowledge of Cipher, neither Cipher nor any of its Affiliates, nor any of its employees or agents: (i) is debarred, excluded, suspended, proposed for debarment or otherwise ineligible for participation in any federal, state or provincial health care program;("Debarred"); and

(j)
Cipher does not have any current knowledge that would cause any of its representations or warranties to Licensee to be incorrect or untrue.

10.2.
Representations and Warranties and Covenants of Licensee.

Licensee represents and warrants to Cipher that as of the Effective Date:

(a)
it has the full right, power and authority to enter into this Agreement, to perform its obligations under this Agreement, to grant the licenses granted under Section 8.2, and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any material contractual obligation or court or administrative order by which Licensee is bound;

(b)
subject to Section 14.11 all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by Licensee as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

(c)
Licensee does not have any current knowledge that would cause any of its representations or warranties to Cipher to be incorrect or untrue;

(d)
it has no products that could be used as a substitute for the Product in the Field;

(e)
To the knowledge of Licensee, neither Licensee nor any of its Affiliates, nor any of its employees or agents, (i) is debarred, excluded, suspended, proposed for debarment or otherwise ineligible for participation in any federal, state or provincial health care program ("Debarred").

10.3.
Representations and Covenants of Both Parties.

Each Party shall, and shall cause its Affiliates and agents to, comply with applicable laws, rules, regulations and guidelines of health regulatory authorities having jurisdiction in the Territory and related to the performance of its obligations hereunder, including the United States Food, Drug and Cosmetics Act and the Food and Drugs Act (Canada) and the regulations promulgated thereunder, and their foreign counterparts; all applicable federal, provincial, state and foreign laws and regulations applicable to health care fraud and abuse, kickbacks, physician self-referral and false claims; and local laws and regulations regarding the advertisement, sale and promotion of pharmaceutical products, in each case as amended from time to time.

10.4.
No Other Representations or Warranties.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11
INDEMNIFICATION

11.1.
General Indemnity By Licensee.

            Licensee shall indemnify and hold harmless Cipher, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the "Cipher Indemnitee(s)") from and against all losses, liabilities, damages and expenses (including reasonable legal fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, "Losses") first arising after the Effective Date to the extent arising from: (a) the Development or Commercialization of the Product in the Field by Licensee or any of its Related Parties or Subcontractors; (b) the use of the Product in the Field manufactured or sold by Licensee or any of its Related Parties or Subcontractors by any purchasers thereof including, without limitation, any product liability claim; (c) the use by Licensee or any of its Related Parties or Subcontractors of the Cipher Licensed Patents and the Cipher Licensed Know-How in accordance with this Agreement; (d) the negligence, fraud or willful misconduct of Licensee in the performance of this Agreement; or (e) Licensee's material breach of this Agreement, except to the extent such Losses arise out of any of Cipher Indemnitee's negligence, illegal conduct or fraud, willful misconduct, or breach of this Agreement.

11.2.
General Indemnity By Cipher.

Cipher shall indemnify and hold harmless Licensee, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the "Licensee Indemnitee(s)") from and against all losses, liabilities, damages and expenses (including reasonable legal fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, "Losses") first arising after the Effective Date to the extent arising from: (a) the Development or Commercialization of the Product in the Cipher Field by Cipher or any of its Related Parties or Subcontractors; (b) the use of the Product in the Cipher Field manufactured or sold by Cipher or any of its Related Parties or Subcontractors by any purchasers thereof including any product liability claim; (c) the use by Cipher or any of its Related Parties or Subcontractors of the Licensee Licensed Know-How and Licensee Data in accordance with this Agreement; (c) the negligence, fraud or willful misconduct of Cipher in the performance of this Agreement; or (e) Cipher's material breach of this Agreement, except to the extent such Losses arise out of any of Licensee Indemnitee's negligence, fraud, willful misconduct, or breach of this Agreement.

11.3.
Defined Indemnification Terms.

Either of the Licensee Indemnitee or the Cipher Indemnitee shall be an "Indemnitee" for the purpose of this Article 11 and Article 12, and the Party that is obligated to indemnify the lndemnitee under Section 11.1 or Section 11.2 or Section 12.4 shall be the "Indemnifying Party".

11.4.
Defense.

If any such claims or actions are made, the Indemnitee shall be defended at the Indemnifying Party's sole expense by counsel selected by Indemnifying Party and reasonably acceptable to the Indemnitee, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such claim or action, subject to the terms of this Article 11.

11.5.
Settlement.

The Indemnifying Party may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment: (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee, where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment; or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement of a Third Party claim without the consent of the Indemnitee if the effect thereof is (a) to permit any injunction, declaratory judgement, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee; or (b) to ascribe any fault on any Indemnitee in connection with such defense.

11.6.
Notice.

The Indemnitee shall notify the Indemnifying Party promptly of any claim, demand, action or other proceeding under Section 11.1 or Section 11.2 and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.

11.7.
Permission by Indemnifying Party.

The Indemnitee may not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of the Indemnifying Party.

11.8.
Limitation of Liability.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.8 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 11 OR ARTICLE 12.4, OR DAMAGES AVAILABLE FOR A PARTY'S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

11.9.
Insurance.

Each Party shall maintain in good standing throughout the Term of this Agreement and for a period of seven (7) years thereafter, product liability insurance policies in respect of the Product with an internationally recognized insurer or insurers licensed to do business in the Territory in an amount of not less than $5 million per occurrence, and not less than $5 million in the aggregate, on such terms and conditions as are customary in the industry. Each Party shall provide proof of such insurance to the other Patty within thirty (30) days of the Effective Date and thereafter from time to time within thirty (30) days of request of proof of such insurance.

ARTICLE 12
INVENTIONS; PATENT PROVISIONS

12.1.
Ownership of Intellectual Property.

As between the Parties, Cipher shall remain the sole and exclusive owner of all Cipher Licensed Patents, Cipher Licensed Know-How, Trademarks owned by Cipher and Cipher Data, and Licensee shall remain the sole and exclusive owner of all Licensee Licensed Patents, Licensee Trademarks, Licensee Licensed Know-How and Licensee Data. Each Party shall own all data, results and inventions, whether patentable or not, conceived or reduced to practice by or on behalf of such Party, together with all intellectual property rights therein.

12.2.
Improvements

For greater certainty, as between Licensee and Cipher, Licensee shall own all right, title and interest in and to any improvements to the Cipher Licensed Patents developed by Licensee.

12.3.
Enforcement.

(a)
Notice. Each Party shall promptly provide, but in no event later than forty five (45) days, the other with written notice reasonably detailing any known or alleged infringement, misappropriation or other violation or challenge to the validity, scope or enforceability of any Patent or Trademark, or misappropriation or other violation of Know-How or Confidential Information, in each case owned or Controlled by the other Party with respect to the Product.

(b)
Enforcement of Intellectual Property Rights. The sole owner or Party Controlling Patents, Trademarks, Know-How or Confidential Information shall have, except as set out to the contrary in this subsection, the exclusive right to institute and direct legal proceedings against any Third Party believed to be misappropriating or otherwise violating such Patents, Trademarks, Know-How or Confidential Information. For clarity, Cipher shall have the first right to initiate a lawsuit against a person accused of misappropriating or otherwise violating Cipher Licensed Know-How and/or Cipher Licensed Patents. If Cipher does not cause the accused person to cease misappropriating or otherwise violating Cipher Licensed Know-How or Cipher Licensed Patents, or commence a lawsuit against the accused person if necessary, within forty-five (45) days after notice of violation of such Cipher Licensed Know-How and/or Cipher Licensed Patents, then Licensee shall be entitled (but shall not be obligated) to take all actions reasonably necessary to cause the accused person to cease misappropriating or otherwise violating Cipher Licensed Patents or Cipher Licensed Know-How, including commencement of a lawsuit against the accused person if necessary; provided, however, that Licensee shall consult in advance with Cipher regarding such action and may not undertake any enforcement action without the prior approval of the JSC, such approval not to be unreasonably withheld. The primary objective of any enforcement action shall be to preserve exclusivity for the Product and uses thereof in the major pharmaceutical markets. Other objectives shall be subservient to this primary objective. All amounts recovered from enforcement of any such rights by either Party relating to the intellectual property licensed under this Agreement shall be first used to reimburse each Party's costs and expenses incurred in connection with such action, and any remainder of such recovery shall be retained by the Party instituting the action, provided that any remainder retained by Licensee with respect to the enforcement of Cipher Licensed Know-How and/or Cipher Licensed Patents shall be treated as Net Sales and shall be subject to Licensee's royalty payment obligations at the applicable rate specified in Section 7.2.

(c)
Cooperation in Enforcement Proceedings. For any action by a Patty pursuant to subsection 12.2(b), in the event that such Patty is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for such Party to initiate, prosecute and maintain such action. If either Party initiates an enforcement action pursuant to subsection 12.3(b), then the other Party shall cooperate to the extent reasonably necessary and at the first Parties' sole expense (except for the expenses of the non-controlling Party's counsel, if any). Upon the reasonable request of the Party instituting any such action, such other Party shall join the suit and can be represented in any such legal proceedings using counsel of its own choice. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof.

(d)
Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any enforcement action pursuant to subsection 12.3(b). Neither Party shall settle any litigation or legal proceeding to enforce Cipher Licensed Patent without the other Party's written authorization, not to be unreasonably withheld.

12.4.
Defense.

(a)
Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Development, Commercialization, manufacture or use of the Product or any technology or intellectual property licensed by a Party under this Agreement infringes, misappropriates or otherwise violates the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event after more than thirty (30) business days, following receipt of such allegations.

(b)
In the event that a Party receives notice that it or any of its Affiliates have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement, misappropriation or violation of a Third Party's Patents or other intellectual property right as a result of the Development, Commercialization, manufacture or use of the Product or any technology or intellectual property licensed by a Party under this Agreement, such Party shall immediately notify the other Party in writing and in no event notify such other Party later than thirty (30) business days after the receipt of such notice. The Parties agree that Licensee shall assume the primary responsibility for the conduct of the defense of any such claim that is specific to the Field, at Licensee's expense, and Cipher shall assume the primary responsibility for the conduct of the defense of any other such claim, at Cipher's expense. The Party that does not assume primary responsibility for the conduct of the defense shall have the right, but not the obligation, to participate and be separately represented in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. If a Party or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement, misappropriation or violation of a Third Party's Patents or other intellectual property right as a result of the manufacture, production, use, development, sale or distribution of Products, the other Party shall be allowed to join in such action, at its own expense.

(c)
Status; Settlement. The Parties shall keep each other reasonably informed of the status of and of their respective activities regarding any litigation or settlement thereof initiated by a Third Party concerning a Party's Development, Commercialization, manufacture or use of the Product or any technology or intellectual property licensed by a Party under this Agreement; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this subsection 12.4(c) may be undertaken by a Party without the consent of the other Party which consent shall not be unreasonably withheld or delayed; provided that such consent shall not be required to the extent that the settlement does not (a) adversely affect the validity, enforceability or scope of, or admit non infringement of any of a Party's Patents, Know-How or other intellectual property rights; (b) give rise to liability of such other Party or its Sublicensees; or (c) grant to a Third Party a license or covenant not to sue under, or with respect to, any intellectual property that the other Party owns or to which the other Party otherwise has exclusive rights.

ARTICLE 13
TERM AND TERMINATION

13.1.
Term and Expiration.

The term of this Agreement (the "Term") shall expire upon the 20th anniversary of the First Commercial Sale, unless terminated earlier pursuant to Sections 13.2, 13.3 or the launch of the first generic entrant. The Term shall be automatically renewed for additional successive one (I) year periods.

13.2.
Termination for Cause.

This Agreement may be terminated at any time during the Term upon written notice by either Party if the other Party is (i) in breach of its payment obligations under this Agreement (ii) is in violation of its obligation to maintain insurance pursuant to 11.9; or (iii) in material breach of its other obligations under this Agreement and, in each case, has not cured such breach within forth-five (45) days after notice requesting cure of the breach (where reasonable steps have been taken to address non-payment within forty five (45) days); provided, however, that if such breach is not reasonably subject to cure within forty-five (45) days, subject to reasonably diligent efforts being undertaken within forty-five (45) days, the breaching Party shall not be deemed in breach provided it uses reasonable best efforts to cure such breach as promptly as possible. In addition, either Party may, at its option, terminate this Agreement, and all rights granted herein upon the occurrence of any of the following events of default:

(a)
the filing by the other Party of any petition or any application seeking reorganization, readjustment or rearrangement of the business of Licensee under any federal or provincial law relating to bankruptcy or insolvency;

(b)
the making by the other Party of any assignment or attempted assignment for the benefit of creditors;

(c)
the other Party becoming insolvent, as evidenced, for example (without limitation) by (i) the appointment of a receiver or a receiver manager for all or substantially all of the property of the other Party, (ii) the inability of the other Party to pay its liabilities generally as they become due, (iii) the termination of a majority of the other Party's employees, or (iv) the other Party ceasing, or imminently ceasing by way of a third party petition remaining in place for 30 days, to carry on business;

(d)
any resolution passed, order made, or other steps taken by the other Party for the winding up, liquidation or other termination of the existence of the other Party; or

(e)
if the other Patty assigns or attempts to assign this Agreement or any rights hereunder contrary to this Agreement without the prior written notification of the Party.

13.3
Termination Without Cause.

Upon sixty (60) days prior written notice to Cipher, Licensee may terminate this Agreement in its entirety without cause.

13.4.
Effect of Termination.

(a)
Upon the termination of this Agreement:

(i)
Within sixty (60) days of expiration of termination of this Agreement (or such later date with respect to those costs that are incurred but cannot be reported as of such date), Licensee shall pay Cipher all undisputed amounts due to Cipher under this Agreement as of the effective date of such expiration or termination.

(ii)
Notwithstanding anything to the contrary in this Section 13.4, if this Agreement terminates pursuant to Section 13.2 or 13.3 at the request of Licensee, Licensee shall have the right to sell its remaining inventory of Product(s) so long as Licensee has fully paid, and continues to pay fully when due, any and all undisputed invoiced amounts corresponding to Royalties and Sublicensee Revenues owed to Cipher hereunder based on such sales.

(iii)
Notwithstanding Section 13.4, Licensee will not terminate the license granted to Cipher pursuant to Section 8.3 of this Agreement under the Licensee Licensed Patents, the Licensee Licensed Know-How, and Licensee Data, regulatory materials and other information related to the Product solely to manufacture clinical Materials or to make, Develop, manufacture or Commercialize Products within the Cipher Field.

(iv)
The license granted to Licensee under Section 8.1 and any sublicenses that have been granted to a Sublicensee with respect to Cipher IP shall terminate.

(v)
Except as otherwise provided under this Agreement or otherwise agreed by the Parties, all activities underway at the time of termination shall be terminated as soon as possible except that all costs of continuing studies or Clinical Trials or winding down activities shall continue to be borne by the Parties as provided in this Agreement until completion of such activities in the normal course. For the sake of clarity the costs of winding down activities shall include any incurred costs or otherwise unavoidable wind down costs that would otherwise have been payable by Licensee.

(b)
If either Party has the right to terminate this Agreement under Section 13.2, it may at its sole option, elect either to: (i) terminate this Agreement and pursue any legal or equitable remedy available to it; or (ii) maintain this Agreement in effect and pursue any legal or equitable remedy available to it.

13,5
Survival.

Any undisputed payments accruing hereunder shall continue to be due and owing following termination of this Agreement. In addition, the following provisions shall survive the termination of this Agreement for any reason: Articles 1, 5, 6.l(b), 7.5, 8.2, 9, 10, 11, 12, 13 and 14.

ARTICLE 14
MISCELLANEOUS

14.1.
Force Majeure.

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake reasonable efforts necessary to mitigate such force majeure circumstances.

14.2.
Assignment.

Neither Party may assign its rights or obligations under this Agreement without providing prior written notice to the other Party.

14.3.
Severability.

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.4.
Notices.

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Cipher, to:	Cipher Pharmaceuticals Inc.
Attn: Shawn Patrick O'Brien, President & CEO
2345 Argentia Road, Suite lO0A
Mississauga, Ontario
L5N 8K4
Email:

with a copy (which shall not constitute notice) to:	Torys LLP
79 Wellington Street West
Box 270, TD Centre
Toronto, ON
Attn: Cheryl Reicin, Esq.
Email: creicin@torys.com

if to Licensee, to:	Edesa Biotech Inc.
Attn: Pardeep Nijhawan, Director
l00 Spy Court
Markham, Ontario
L3R5H6
Email: par@exzell.com

with a copy (which shall not constitute notice) to:	Borden Ladner Gervais LLP
Scotia Plaza, 40 King Street W.
Toronto, ON
M5H3Y4
Attn: Lydia Wakulowsky
Email: lwakulowsky@blg.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by email on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth business day following the date of mailing if sent by mail.

14.5.
Applicable Law and Litigation.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without reference to any rules of conflict of laws. For controversies, claims and disputes not covered by the arbitration provisions pursuant to Section 14.16, and for injunctive or other equitable interim relief in relation to all controversies, claims and disputes arising out of or relating to this Agreement, the Parties irrevocably and unconditionally: (a) consent to the exclusive jurisdiction of the courts of the Province of Ontario, Canada for any action, suit or proceeding and relating to injunctive or other equitable relief, and agree not to commence any action, suit or proceeding related thereto except in such courts; and (b) waive any objection to the laying of venue of any action, suit or proceeding in the courts of the Province of Ontario, Canada and waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.6.
Entire Agreement; Amendments.

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof are superseded by the terms of this Agreement. On the Effective Date, the confidentiality agreement between the Parties effective November 25, 2015 shall terminate and all Confidential Information exchanged thereunder shall be deemed Confidential Information of the Party disclosing such information and protected under this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

14.7.
Independent Contractors.

The Parties shall be independent contractors and the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.8.
Waiver.

The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

14.9.
Cumulative Remedies.

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.10.
Waiver of Rule of Construction.

Each Party has had the opportunity to consult with legal counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.11.
Counterparts.

The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the parties.

14.12.
Further Assurances.

Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. Each Party shall use its commercially reasonable efforts to take all actions necessary or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement including the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any governmental authority.

14.13.
Construction.

Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word "or" is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used herein means including, without limiting the generality of any description preceding such term. References to "Section" or "Sections" are references to the numbered sections of this Agreement, unless expressly stated otherwise.

14.14.
Currency.

All payments under this Agreement shall be made in United States Dollars. All references to "dollars" or"$" in this Agreement are to United States Dollars.

14.15.
Use of Third Parties.

It is understood that when a Party engages any Third Patty to manufacture the Product, that engagement may require a limited license or limited sublicense of rights obtained from the other Party under this Agreement. The Party engaging such Third Party (or non-licensed Affiliate) may disclose Confidential Information of the other Party solely as necessary to fulfill the business purposes of the engagement, and then only pursuant to terms and conditions that are substantially as protective of that Confidential Information as the terms and conditions of this Agreement. Notwithstanding any delegation of obligations under this Agreement by a Party to its Affiliates or to a Third Party, whether related to manufacturer of the Product or otherwise, the Party shall remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing such Affiliates or Third Parties to act in a manner consistent herewith. In addition, such Party shall assure that any intellectual property developed by its Affiliates or such Third Parties shall be Controlled by that Party. The Party contracting with such Third Party shall not agree to any term that would make it unable to comply with its obligations under this Agreement. Cipher shall not engage any Third Party manufacturer without the prior written consent of Licensee, not to be unreasonably withheld.

14.16.
Dispute Resolutions.

(a)
Any controversy, claim or dispute arising out of or relating to this Agreement shall first be submitted to the CEO of each Party for attempted resolution. If the CEOs of the Parties do not resolve such matter within thirty (30) days of the matter being submitted to them, then such matter shall be resolved through binding arbitration as follows. For the sake of clarity, this Section 14.16 is not intended to alter the rights of the Parties as established by Article 2, Governance, herein. The dispute shall be resolved by final and binding arbitration. The place of arbitration shall be the City of Toronto, Ontario, Canada. The arbitration shall be in accordance with the rules of ADRChambers ("ADRC") except as modified herein. The number of arbitrators shall be three. The language of the arbitration shall be English.

(b)
The Patty wishing to commence an arbitration ("Claimant") shall notify the other party ("Respondent") in writing of its decision to commence arbitration hereunder (sometimes referred to in this Agreement as its "demand for arbitration"), setting out briefly its claims in its notice, and with its notice, name the arbitrator it is appointing.

(c)
The Respondent shall, within thirty (30) days of receipt of a demand for arbitration, notify the Claimant in writing of the name of the arbitrator it is appointing.

(d)
The third arbitrator shall be chosen by the first two arbitrators within twenty (20) days after the second of such arbitrators was appointed.

(e)
All arbitrators shall be chosen taking into account the type of issues to be addressed in the arbitration, whether legal, business, scientific, or a combination thereof, and having regard to their availability to conduct the arbitration within the times provided below. (The date on which the third arbitrator is appointed is the "Arbitration Panel Finalization").

(f)
Within thirty (30) days of completion of the hearing, the arbitrators shall render a reasoned arbitration award describing, in writing, the essential finding and conclusions on which the decision is based, including the calculation of any damages awarded. Any monetary award shall be made within thirty (30) days of the rendering of such award.

(g)
All information and documents in relation to the arbitration shall be deemed Confidential Information to the full extent permitted by law. No individual shall be appointed as an arbitrator unless the individual first agrees in writing to be bound by this subsection and to conduct the arbitration in a manner that in his/her judgment is most likely to maintain the confidentiality of Confidential Information. Neither Party may retain any expert in connection with the arbitration unless the expert first agrees in writing to be bound by this subsection, as applicable. The fact of and subject matter of the arbitration, including the fact that any dispute has been submitted to arbitration, and all evidence given and submissions made in connection with any arbitration, shall be Confidential Information, and shall be treated as such by the Parties and all persons employed by or contracted to them. Any meetings, conferences or hearings in connection with or during the arbitration may be attended only by those individual persons whose presence, in the opinion of the arbitral tribunal, is reasonably necessary for the determination or other resolution of the dispute and such person first agrees in writing to be bound by the provisions of these sections, as applicable. The obligations under this subsection continue notwithstanding any determination or other resolution of the arbitration.

(h)
The arbitrators shall be paid reasonable fees plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(i)
If the arbitrators rule in favour of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses.

(ii)
If the arbitrators rule in favour of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the ruling a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

(i)
Any final award of the arbitrators shall be final, conclusive and binding on the Parties, and judgment may be entered in any court of competent jurisdiction. To the extent lawful, the Parties exclude any right of review or appeal to Canadian, United States or other courts, including in connection with any question of law arising in the arbitration or in connection with any award or decision made by the arbitrators, except as is necessary to recognize or enforce such award or decision.

14.17.
Statute of Limitations.

In no event will a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such a dispute between the Parties would otherwise be barred by the applicable statute of limitations.

14.18.
Injunctive and Other Interim Relief.

Nothing in this Agreement shall be construed as limiting in any way the right of a Party to seek injunctive or other interim relief from a court of competent jurisdiction with respect to any actual or threatened breach of this Agreement, or to preserve or protect any property or assets pending an arbitral award, or otherwise in support of the contemplated or pending arbitration. No such court application shall be taken as a waiver or impairment of arbitration.

14.19.
Time of the Essence.

Time shall be of the essence with respect to any payment owed or any other obligation of a Party hereunder.

14.20.
Execution in Counterparts; Facsimile Signatures.

This Agreement may be executed in counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or scanned and emailed copies shall be deemed to be original signatures.

14.21.
Performance by Affiliates.

To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party shall cause its Affiliates to perform such obligations. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided, however the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

[Remainder of the Page Intentionally Left Blank]

The Parties have executed this Agreement as of the Effective Date.

CIPHER PHARMACEUTICALS INC.

By:	/s/ Shawn Patrick O'Brien
Name: Shawn Patrick O'Brien
Title: President & CEO

By:	/s/ Norm Evans
Name: Norm Evans
Title: CFO

EDESA BIOTECH INC.

By:	/s/ Pardeep Nijhawan
Name: Pardeep Nijhawan
Title: Director

By:	/s/ Michael Brooks
Name: Michael Brooks
Title: Vice President

Schedule "A"

Country	Registration No. or Application No.
Australia	2006233502
Belgium	1719507
Brazil	PI609361-2
Canada	2604758
China	ZL 2006800165347
EU	1719507
Israel	186491
Japan	5021621
South Korea	10-1355422
Mexico	281857
Norway	331211
New Zealand	562940
Poland	1719507
Russian Federation	016082
Thailand	0601001702
Taiwan	1366457
USA	8,426,475